Exhibit 4.4

ARCH CHEMICALS, INC.

1999 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated as of April 28, 2011)

1. Purpose. Arch Chemicals, Inc. (the “Company”) hereby amends and restates the Arch Chemicals, Inc. 1999 Stock Plan for Non-Employee Directors (the “Plan”). The deferral features of this Plan apply to all amounts previously or hereafter deferred under the Plan, it being expressly intended that all amounts deferred under the Plan prior to, on or after January 1, 2005, shall be subject to Code Section 409A.

The purpose of the Plan is to promote the long-term growth and financial success of the Company by attracting and retaining non-employee directors of outstanding ability and by promoting a greater identity of interest between its non-employee directors and its shareholders.

2. Definitions. The following capitalized terms utilized herein have the following meanings:

“Administrator” means the Vice President, Human Resources of the Company or his or her delegate.

“Annual Director Grant” means the number of phantom shares of Common Stock, Options and/or Performance Shares to be granted annually to a Non-employee Director pursuant to Section 6(a); such number was fixed by the Board during 1999 following the Distribution Date and may be adjusted prospectively by such Board from time to time thereafter.

“Arch Stock Account” means the Stock Account to which phantom shares of Common Stock are credited from time to time.

“Board” means the Board of Directors of the Company.

“Cash Account” means an account established under the Plan for a Non-employee Director to which cash director fees and retainers have been or are to be credited in the form of cash.

A “Change in Control” with respect to the Company occurs on the date on which the first of the following events occur:

(a)	there is consummated a merger or consolidation to which the Company or any Subsidiary of the Company is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(b)	direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing in the aggregate 30% or more of the total combined voting power of the Company’s then issued and outstanding securities is acquired by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company or any of its Subsidiaries, (2) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities and (3) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company;

(c)	there is consummated a transaction for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale;

(d)	the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

(e)	the occurrence within any 24-month or shorter period of a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board. For purposes of this subparagraph, “Continuity Directors” means (1) those members of the Board who were directors on the date hereof and (2) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee (or its successor) of the Board or the Board.

“Common Stock” means the Company’s Common Stock, par value $1.00 per share.

“Company” means Arch Chemicals, Inc., a Virginia corporation, and any successor.

“Compensation Account” means the accounts established under the Plan to which a Non-employee Director’s compensation is credited, including the Cash Account, Stock Account,

and such other investment accounts as the Committee may establish from time to time pursuant to Section 6(d).

“Corporate Human Resources” means the Corporate Human Resources Department of the Company.

“Credit Date” means the first day of each calendar quarter, beginning with April 1, 1999.

“Distribution” means the distribution of the shares of the Company by Olin in a spin-off to Olin’s shareholders.

“Distribution Date” means the dividend payment date fixed by the Olin Board of Directors for the distribution of the shares of Common Stock to the public shareholders of Olin.

“Election Period” means, unless an earlier date is established by the Administrator, a period (as determined by the Administrator) ending before January 1 of the year in which the compensation is earned or credited to the Non-employee Director’s Compensation Account, whichever occurs first, or, in the case of an individual who becomes a Non-employee Director during a calendar year, a period ending prior to the date of his or her election as a Director.

“Excess Retainer” means, with respect to a Non-employee Director, the amount of the full annual cash retainer payable to such Non-employee Director from time to time by the Company for service as a director in excess of the amount paid in shares of Common Stock, if any, pursuant to Section 6(b).

“Fair Market Value” means, with respect to a date, on a per share or unit basis, (i) with respect to Common Stock or phantom shares of Common Stock, the average of the high and the low price of a share of Common Stock reported on the consolidated tape of the New York Stock Exchange (or such other primary exchange on which the Common Stock is traded) (“Exchange”) on such date or if the Exchange is closed on such date, the next succeeding date on which it is open, (ii) with respect to phantom shares of Olin Common Stock, the average of the high and the low price of a share of Olin Common Stock reported on the consolidated tape of the Exchange on such date or if the Exchange is closed on such date, the next succeeding date on which it is open and (iii) with respect to other investment vehicles, the closing or unit price or net asset value of such vehicle, as the case may be, on such date.

“Interest Rate” means the rate of interest equal to the Company’s before-tax cost of borrowing as determined from time to time by the Chief Financial Officer, the Treasurer or the Controller of the Company (or in the event there is no such borrowing, the Federal Reserve AI/PI Composite rate for 90-day commercial paper plus 10 basis points, as determined by any such officer) or such other rate as determined from time to time by the Board or the Committee.

“1999 Non-employee Director” means a Non-employee Director who becomes such on or after the Distribution Date but prior to December 31, 1999, and who was not a non-employee director of Olin.

“1997 Plan” means the 1997 Stock Plan for Non-employee Directors of Olin Corporation as in effect on the Distribution Date.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-employee Director” means a member of the Board who is not an employee of the Company or any subsidiary thereof.

“Olin” means Olin Corporation, a Virginia corporation.

“Olin Common Stock” means shares of common stock of Olin, par value $1.00 per share.

“Olin Stock Account” means the Stock Account to which phantom shares of Olin Common Stock are credited from time to time.

“Option” means an option to purchase shares of Common Stock granted under Section 6(a)(2).

“Participant” means a Non-employee Director who has amounts credited to a Compensation Account in accordance with the terms of this Plan. A Participant shall be eligible to defer compensation, subject to the terms of the Plan, for as long as such Participant remains a Non-employee Director. A Participant who is no longer a Non-employee Director may not defer compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Compensation Account. On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Compensation Account balance is greater than zero, and during such time may continue to make deemed investment allocation elections as provided herein. A Non-Employee Director shall cease being a Participant in the deferral portion of the Plan when his or her Compensation Account balance is zero.

“Performance-Based Compensation” means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether compensation qualifies as “Performance-Based Compensation” will be made by the Committee in accordance with Treasury Regulation Section 1.409A-1(e) and related guidance.

“Performance Shares” means an award of phantom shares or units of Common Stock contingent upon the achievement of specified performance goals granted under Section 6(a)(3).

“Plan” means this Arch Chemicals, Inc. 1999 Stock Plan for Non-employee Directors as amended from time to time.

“Retirement Date” means the date a Non-employee Director has a Separation from Service with the Company.

“Separation from Service” means, generally, a termination of service as a Non-Employee Director of the Company for any reason. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A. For purposes of determining whether a Separation from Service has occurred, “Company” means the Company and any corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c), except that common ownership of at least 50% shall be determinative. The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

“Stock Account” means an account established under the Plan for a Non-employee Director to which shares of stock have been or are to be credited in the form of phantom common stock, including the Olin Stock Account and the Arch Stock Account.

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

3. Term. The Plan was originally effective on the Distribution Date. Once effective, the Plan shall operate and shall remain in effect until terminated as provided in Section 9 hereof.

4. Administration. Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. Decisions of the Committee shall be final, conclusive and binding upon all parties.

5. Participation. All Non-employee Directors shall participate in the Plan.

6. Grants and Deferrals.

(a) Annual Director Grant. Each Non-employee Director who is serving as such on January 1 shall be credited with the Annual Director Grant on January 1 of each calendar year beginning not earlier than 2000. In the event a person becomes a Non-employee Director after January 1 of any calendar year beginning with 2000, such Non-employee Director shall not be credited with the Annual Director Grant for such year. By December 31 of each year commencing with 1999, the Board shall determine if the Annual Director Grant to each Non-employee Director for the next following calendar year shall be determined under (1), (2) or (3) below (or any combination thereof).

(1) Stock Grant. Subject to the terms and conditions of the Plan, the Annual Director Grant may consist of a grant of phantom shares of Common Stock. Actual receipt of shares shall be deferred until the first day of the first calendar month beginning after the Non-employee Director’s Retirement Date unless the Board elects otherwise prior to the beginning of the calendar year in which the award is made, in which case the shares will be distributed as soon as practicable following their grant (but in no event later than March 15th of the calendar year following the calendar year of the grant) unless deferred by a Non-employee Director with the approval of the Board. Subject to the approval of the Board, a Non-employee Director may elect in accordance with Section 6(e) to defer to his or her Arch Stock Account receipt of all or any portion of such shares to the first day of the first calendar month beginning after such

Non-employee Director’s Retirement Date or a date or dates thereafter. If shares are deferred by a Non-employee Director, such Director shall receive a credit to his or her Arch Stock Account in the amount of such shares as of January 1 of the calendar year for which the award is made.

(2) Stock Options. Subject to the terms and conditions of the Plan and such additional terms and conditions consistent with the terms of the Plan as the Committee shall determine, the Annual Director Grant may consist of a grant of Options. The exercise price per share of Common Stock of each Option shall be equal to the Fair Market Value of a share of Common Stock on the date of a grant. The term of each Option shall be equal to 10 years from the date of grant (whether or not the grantee continues to be a Non-employee Director for the full term). The Committee shall determine the time or times at which Options may be exercised in whole or in part (but in no event shall an Option be exercisable after the expiration of 10 years from the date of its grant) and shall determine the method or methods by which payment of the exercise price in respect thereto may be made. As of January 1, 2005, there were no outstanding Options that provided for a deferral of compensation within the meaning of Code Section 409A, and on and after January 1, 2005, no Option shall be granted hereunder which provides for a deferral of compensation within the meaning of Code Section 409A. In no event may any Option (i) be amended to decrease the exercise price thereof, (ii) be cancelled at a time when its exercise price exceeds the Fair Market Value of the underlying shares in exchange for another Option or award under any other equity-compensation plan or any cash payment or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option, unless such amendment, cancelation, or action is approved by the Company’s shareholders, it being understood that an adjustment to the exercise price of an Option that is made in accordance with Section 8 shall not be considered a reduction in exercise price or “repricing” of such Option.

(3) Performance Shares. Subject to the terms and conditions of the Plan and such additional terms and conditions consistent with the terms of the Plan as the Committee shall determine, the Annual Director Grant may consist of a grant of Performance Shares. Such award shall confer on the holder thereof the right to receive one share of Common Stock for each Performance Share credited to his Stock Account upon the achievement of specified performance goals during such performance periods as the Committee shall establish prior to the date of the grant. The performance goals to be achieved during any performance period and the length of any performance period shall be determined by the Committee, provided that a performance period shall be at least one year, subject to Section 6(g) hereof. The Committee may adjust the performance goals in the event of extraordinary or unusual events. As of January 1, 2005, there were no outstanding grants of performance shares hereunder, and on and after January 1, 2005, no grants of performance shares shall be made hereunder unless such grants qualify as Performance-Based Compensation within the meaning of Code Section 409A.

Each eligible Non-employee Director shall receive a credit to his or her Arch Stock Account in the amount of such Performance Shares as of the January 1 of the calendar year for which the award is made. Actual receipt of the shares of Common Stock will be deferred until completion of the performance period and distribution will occur only if the performance goals are satisfied. Subject to the approval of the Board, a Non-employee Director may elect in accordance with Section 6(e) to defer receipt of all or any portion of such Common Stock to the first day of the first calendar month beginning after such Non-employee Director’s Retirement

Date or a date or dates thereafter. Except with respect to any Performance Shares the Director has so deferred, certificates or a book entry representing such shares (or the cash equivalent of such shares, if the Board elects that such shares shall be settled in cash pursuant to Section 6(e)(5)(vi)) shall be delivered or credited to the Non-employee Director (or in the event of death, to his or her beneficiary designated pursuant to Section 6(h)) as soon as practicable following satisfaction of the performance goals and completion of the performance period, but in no event later than March 15th of the calendar year following the calendar year during which the performance period ends.

(b) Annual Retainer Stock Grant. By December 31 of each year commencing with 1999, the Board shall determine if all or any portion of the annual retainer for the next following calendar year shall be paid in shares of Common Stock. (To the extent not paid in shares of Common Stock, the annual retainer shall be paid in cash.) Subject to the terms and conditions of the Plan, if the Board determines for a calendar year that all or a portion of the annual retainer shall be paid in shares of Common Stock, on January 1 of such year, each Non-employee Director who is such on such date shall receive a specified number of shares of Common Stock as determined by the Board. In the event a person becomes a Non-employee Director beginning in or after 2000 on a date subsequent to January 1 during a calendar year and has not received the annual stock retainer for such calendar year, such person, on the first day of the calendar month following his or her becoming such, shall receive that number of shares (rounded up to the next whole share in the event of a fractional share) of Common Stock equal to one-twelfth of the number of shares of the annual retainer to be paid in Common Stock times the number of whole calendar months remaining in such calendar year following the date he or she becomes a Non-employee Director. In the case of a 1999 Non-employee Director, for 1999 such person shall receive on the first day of the calendar month following his or her becoming such that number of shares (rounded up to the next whole share) of Common Stock having an aggregate Fair Market Value equal to $2084 times the number of whole calendar months remaining in the calendar year after he or she becomes a 1999 Non-Employee Director. Subject to the approval of the Board (which approval shall not be required for a 1999 election by a 1999 Non-employee Director), a Non-employee Director may elect to defer receipt of all or any portion of such shares in accordance with Section 6(e). Except with respect to any shares the Director has so deferred, certificates or a book entry representing such shares shall be delivered or credited to such Non-employee Director as soon as practicable following the date as of which the shares are awarded (but in no event later than March 15th) of the calendar year following the calendar year of the grant).

(c) Election to Receive Fees and Excess Retainer in Stock in Lieu of Cash. Subject to the terms and conditions of the Plan and the approval of the Board, a Non-employee Director may elect to receive all or a portion of the director meeting fees, committee chair fees and lead director fees (collectively “Fees”) and all or a portion of the Excess Retainer payable in cash by the Company for his or her services as a director for the calendar year in the form of shares of Common Stock. Such election shall be made in accordance with Section 6(e). If approved by the Board, the number of shares (rounded up to the next whole share in the event of a fractional share) for a calendar year payable to a Non-employee Director who so elects to receive all or a portion of the Excess Retainer in the form of shares for such year shall be paid on January 1 (or in the case of proration, when the annual stock retainer is to be paid or credited) equal to the amount of Excess Retainer which has been elected to be paid in shares divided by the Fair Market Value per share on January 1 of such calendar year (or in the case of a Non-employee Director who becomes such after January 1 on the first day of the first calendar month beginning after the day such new Non-employee Director became such). If approved by the Board, the number of shares (rounded up to the next whole share in the event of a fractional share) for a calendar quarter or year payable to a Non-employee Director who so elects to receive (1) director meeting fees in the form of shares shall be equal to the aggregate amount on the Credit Date following such quarter of the director meeting fees which have been earned in such quarter and which are elected to be paid in shares divided by the Fair Market Value per share of Common Stock on such Credit Date, or (2) Fees (other than director meeting fees) in the form of shares shall be equal to the aggregate amounts which are elected to be paid in shares divided by the Fair Market Value per share of Common Stock on the date such Fees are due to be paid (or if not a business day, the following business day). Except with respect to any shares the director has deferred, certificates or a book entry representing such shares shall be delivered or credited to the Non-employee Director as soon as practicable following the date as of which the Excess Retainer and/or Fees would have been paid in cash absent an election hereunder (but in no event later than March 15th of the calendar year following the calendar year the Excess Retainer or Fees are earned). Notwithstanding anything in the Plan to the contrary, the approval of the Board shall not be required for any 1999 election made by a 1999 Non-employee Director.

(d) Deferrals of Fees and Excess Retainer; Deferred Investment Alternatives. Subject to the terms and conditions of the Plan and the approval of the Board, a Non-employee Director may elect to defer all or a portion of the shares payable under Section 6(c) and all or a portion of the Fees and Excess Retainer payable in cash by the Company for his or her service as a director for the calendar year. The amount of the Excess Retainer deferred in cash shall be credited on January 1 (or in the case of proration, on the first day of the first calendar month beginning after the day such new Non-employee Director becomes such). Such election shall be made in accordance with Section 6(e). A Non-employee Director who elects to so defer shall have any deferred shares deferred in the form of phantom shares of Common Stock and any deferred cash Fees and Excess Retainer deferred in the form of cash; provided prior Board approval shall be required for deferrals in the form of phantom shares of Common Stock. Notwithstanding anything in the Plan to the contrary, the approval of the Board shall not be required for any 1999 election made by a 1999 Non-employee Director. The Committee and the Administrator each may establish from time to time other types of Compensation Accounts reflecting different hypothetical or deemed investment options. Each Non-employee Director’s Compensation Account shall be credited (or debited) periodically with income (or loss) based on a hypothetical investment in any one or more of the investment options available under the Plan, as prescribed by the Plan, the Committee or Corporate Human Resources. Gains, losses and other elements of determining value shall be determined substantially on the basis of a hypothetical investment in the various investment options, as determined and applied in the manner deemed appropriate by the Committee or Corporate Human Resources.

(e) Elections.

(1) Deferrals and Medium of Payment Elections.

(i) In General. Except as otherwise expressly provided herein, all elections under Sections 6(a), 6(b), 6(c), 6(d), 6(e)(2) and 6(e)(3) shall (A) be made in writing and delivered to the Administrator (or his or her delegatee) and (B) be irrevocable as of the last day of the Election Period.

(ii) Performance-Based Compensation. Notwithstanding the foregoing, if permitted by the Committee, a Participant may file a deferral election with respect to Performance-Based Compensation no later than the date specified by the Committee, which shall in no event be later than the date that is six months before the end of the performance period, provided that (i) the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the deferral election is submitted; and (ii) the compensation is not readily ascertainable as of the date the deferral election is filed. A deferral election becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or Disability or upon a Change of Control prior to the satisfaction of the performance criteria, will be void. For this purpose, Disability or Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, unable to engage in any substantial gainful activity or receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A.

(iii) Amount Subject to Election. Deferral elections shall also specify the portions (in 25% increments) of compensation to be deferred. However, a Non-employee Director may elect to defer all of his or her cash dividends on the Stock Account in whole and not in part (with the prior approval of the Board if required by Section 16(b) of the 1934 Act) and all of his or her interest on the Cash Account in whole but not in part. Such election shall be made on or prior to the last day of the Election Period for the underlying shares of Common Stock or Excess Retainer and Fees which gave rise to the cash dividends or interest, as applicable. In the event of an election under Section 6(c) for Fees or Excess Retainer to be paid in shares of Common Stock, the election shall specify the portion (in 25% increments) to be so paid.

(2) Stock Account. On the Credit Date (or in the case of a proration, on the first day of the appropriate calendar month), a Non-employee Director who has deferred shares under Sections 6(b) or 6(d) shall receive a credit to his or her Stock Account. The amount of such credit shall be the number of shares so deferred including fractional shares. At the time of making an initial deferral election with respect to such shares, a Non-employee Director may also elect in accordance with Section 6(e)(1) to defer the cash dividends paid with respect to such shares.

(3) Other Accounts. On the Credit Date or in the case of the Excess Retainer, on the day on which the Non-employee Director is entitled to receive such Excess Retainer, a Non-employee Director who has deferred cash Fees and/or the Excess Retainer under Section 6(d) in the form of cash shall receive a credit to his or her Compensation Account. The amount of the credit shall be the dollar amount of such Director’s meeting fees earned during the immediately preceding quarterly period or the amount of the Excess Retainer to be paid for the calendar year, as the case may be, and, in each case, specified for deferral. At the time of making the initial deferral election with respect to such amounts, if the Non-employee Director has directed that such amounts be allocated to his or her Cash Account, such Director may also elect in accordance with Section 6(e)(1) to defer the interest paid on such Account.

(4) Dividends and Interest. Each time a cash dividend is paid on Common Stock or Olin Common Stock, a Non-employee Director who has shares of such stock (other than shares attributable to Performance Shares) credited to his or her Stock Account shall be paid on the dividend payment date such cash dividend in an amount equal to the product of the number of shares credited to the Non-employee Director’s Arch Stock Account or Olin Stock Account, as the case may be, on the record date for such dividend times the dividend paid per share unless the director has elected to defer some or all of such dividends to his or her Stock Account as provided herein, in which case the Non-employee Director shall receive a credit for such dividends on the dividend payment date to his or her Arch Stock Account or Olin Stock Account, as the case may be. The amount of the dividend credit shall be the number of shares (rounded to the nearest one-thousandth of a share) of Common Stock determined by multiplying the dividend amount per share by the number of shares credited to such director’s applicable Stock Account as of the record date for the dividend and dividing the product by the Fair Market Value per share on the dividend payment date. At the election of the Board, dividend equivalents (determined as described above) shall also be paid with respect to Performance Shares held in a Non-employee Director’s Arch Stock Account; provided, however, that such dividend equivalents shall be automatically deferred until, when and if the underlying Performance Shares are distributed in the form of Common Stock (or in cash if the Board elects that such shares shall be settled in cash pursuant to Section 6(e)(5)(vi)).

A Non-employee Director who has a Cash Account shall be paid directly on each Credit Date interest on such account’s balance at the end of the preceding quarter, payable at a rate equal to the Interest Rate in effect for such preceding quarter unless with the approval of the Board, such Non-employee Director has elected to defer some or all of such interest to his or her Cash Account, in which case such interest shall be credited to such Cash Account on the Credit Date.

Other Compensation Accounts shall be credited with income (or loss), including dividends and interest, if appropriate, periodically in each case as appropriate based on and consistent with the particular hypothetical investment option as the Committee or Corporate Human Resources determines from time to time. Such credits shall be paid in accordance with the payment election in place for the applicable Compensation Account.

(5) Distribution Elections and Payouts.

(i) Initial Payment Elections. Initial deferral elections shall specify the future date or dates on which deferred amounts are to be paid, or the future event or events upon the occurrence of which the deferred amounts are to be paid, and the form of payment (lump sum or annual installments (up to 10)). The Administrator may limit the number of different payment schedules that may be elected by a Participant with respect to amounts allocated to his or her Compensation Account.

(ii) Permissible Payment Events. Notwithstanding the foregoing, deferred amounts may only be paid upon the occurrence of a Participant’s Separation from Service or death, or in the event of a Change of Control.

(iii) Permissible Forms of Payment. In the event deferred amounts become payable on account of a Separation from Service or death, payment shall be made in a single lump sum as of the first day of the first calendar month beginning after the Separation from Service or death unless the Participant has elected on his or her initial deferral election a later specific payment date or annual installments. Installment payments from a Compensation Account shall be equal to the Account balance (expressed in shares in the case of the Stock Account, otherwise the cash value of the Account) at the time of the installment payment times a fraction, the numerator of which is one and the denominator of which is the number of installments not yet paid. Fractional shares to be paid in any installment shall be rounded up to the next whole share. If a Participant has elected installments the initial payment shall be made on the first day of the first calendar month beginning after the applicable payment event and subsequent payments shall be made annually thereafter, on the anniversary of the first scheduled payment date). If a Participant elected a specific payment date after his or her Separation from Service, payment shall be made on the date specified.

(iv) Modifications to Payment Schedules. A Participant may modify a payment schedule (including whether the form of payment is in a lump sum or in installments) with respect to a deferred amount provided such modification complies with the following: (A) the date on which a modification election is submitted to the Committee must be at least twelve months prior to the date on which payment is scheduled to commence under the deferral election and payment schedule in effect prior to the modification; (B) except with respect to modifications that relate to a payment on account of death, the date payments are to commence under the modified payment schedule must be no earlier than five years after the date payment would have otherwise commenced absent the modification; (C) under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A; (D) a modification election submitted in accordance with this paragraph is irrevocable upon receipt by the Administrator and becomes effective 12 months after such date; (E) an election to modify a payment schedule is specific to the Compensation Account or payment event to which it applies, and shall not be construed to affect the payment schedules of any other Compensation Accounts; and (F) the modified payment schedule provides for payment to be made (or begin) on a specified date, in a single lump sum or installments. This paragraph is intended to be, and shall be interpreted, consistent with Treasury Regulation Section 1.409A-2(b).

Notwithstanding the foregoing, Non-employee Directors who were Participants in the Plan as of January 1, 2005 or who became Participants on or after January 1, 2005 and before December 31, 2008 may file elections as to the time and form of payment of benefits hereunder during the period from January 1, 2005 through December 31, 2008 with respect to benefits accrued prior to the election that would not otherwise be payable in the year of the election, provided the election is timely made and in accordance with the Code Section 409A transition relief published by the Internal Revenue Service in Notice 2005-1, Notice 2006-64, Notice 2007-86, the preamble to the proposed regulations under Code Section 409A and other IRS guidance.

(v) Special Payment Timing Rules. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a deferred amount payable to a Participant hereunder or make other payment changes, provided such acceleration or other change is permitted under Treasury Regulation Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a deferred amount payable to a Participant hereunder to the extent permitted under Treasury Regulation Section 1.409A-2(b)(7). Notwithstanding anything in the Plan to the contrary, if at any time a distribution of deferred compensation (within the meaning of Code Section 409A) is to be made to a Participant who is then a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)) on account of a Separation from Service, no distribution shall be made to such Participant before a date which is (A) 6 months after the date of such Participant’s Separation from Service, or (B) the Participant’s date of death, whichever is earlier (the “distribution restriction period”). Any distribution that is delayed on account of classification as a Specified Employee shall be made as of the first day of the first calendar month immediately following the end of the distribution restriction period and shall be adjusted for earnings during the delay period. To the extent applicable, a determination that a Participant is a Specified Employee shall be made on the same basis as such determinations are made under the Arch Chemicals, Inc. Employee Deferral Plan.

(vi) Form of Payment. All Compensation Accounts (other than the Arch Stock Account) will be paid out in cash, and the Arch Stock Accounts shall be paid out in shares of Common Stock unless the Non-employee Director elects otherwise; provided, however, that with respect to all amounts or grants credited to the Arch Stock Accounts after December 31, 2001, all or any portion of the amounts so credited (and all or any portion of the dividend equivalents credited) may, at the election of the Board, be payable only in cash upon payout at the then Fair Market Value (except as otherwise provided in Section 6(g)) or only in shares of Common Stock, as the Board determines from time to time.

(6) Transfers Among Accounts. Non-employee Directors may transfer deferred account balances representing deferred Fees and deferrals of the Excess Retainer (including deferred earnings thereon) and all amounts held in the Olin Stock Account between and among the various Compensation Accounts from time to time and in such amounts in accordance with procedures established from time to time by Corporate Human Resources, provided, however, that (i) no amounts may be transferred into the Olin Stock Account; (ii) no transfer will have the effect of changing the time or form of payment of amounts previously deferred unless the requirements in Section 6(e)(5)(iv) are satisfied, and (iii) no amounts may be transferred from a Cash Account or Stock Account to the extent the Participant has irrevocably elected to have interest and/or dividends with respect to such amounts paid directly to such Participant as earned. The Administrator may establish from time to time blackout periods during which no transfers may occur among all or certain Compensation Accounts and investment vehicles. Additionally, Non-employee Directors may not transfer amounts out of or into the Arch Stock Account without complying with Section 16(b) of the 1934 Act.

(f) No Stock Rights. Except as expressly provided herein, the deferral of shares of Common Stock into a Stock Account shall confer no rights upon such Non-employee Director, as a shareholder of the Company or otherwise, with respect to the shares held in such Stock Account, but shall confer only the right to receive such shares credited as and when provided herein. A Non-employee Director who has been granted an Option hereunder shall have no rights as a shareholder until such time as his or her Option is exercised.

(g) Change of Control. Notwithstanding anything to the contrary in this Plan or any election, in the event a Change of Control occurs, (1) all Performance Shares shall become vested and deemed earned in full notwithstanding that the applicable performance cycle shall not have been completed, and (2) amounts and shares credited to all Compensation Accounts (including interest accrued to the date of payout on the Cash Account) shall be distributed to Non-employee Directors; provided, however, that, in the event that such Change of Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code or the regulations issued thereunder, the amounts and shares credited to the Compensation Accounts shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change of Control. In the event of a Change of Control, all Compensation Accounts shall be distributed on the same date within 15 days of the Change of Control and no Participant shall have an individual right to designate the taxable year of payment, and the Arch Stock Account shall be paid out in cash and not in the form of shares of Common Stock. For this purpose, the cash value of the amount credited to the Arch Stock Account shall be determined by multiplying the number of shares held in the Arch Stock Account by the higher of (i) the highest Fair Market Value on any date within the period commencing 30 days prior to such Change of Control and ending on the date of the Change of Control, or (ii) if the Change of Control occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Common Stock pursuant thereto.

(h) Death Benefit; Beneficiaries. A Non-employee Director may designate at any time and from time to time a beneficiary for his or her Compensation Account in the event such Account may be paid out following his or her death. Such designation shall be in writing and must be received by the Company prior to the death to be effective. In the event of a Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a death benefit equal to the vested portion of the unpaid balances in the Participant’s Compensation Account (if any), based on the value of such Accounts as of the end of the calendar month immediately preceding the payment. Payment of the death benefit will be made in accordance with the timing and form of benefit elections made by the Participant with respect to the payment of his or her Compensation Account.

(i) 1997 Plan Accounts. As of the Distribution Date, the cash and stock accounts of each Non-employee Director who immediately prior to the Distribution Date was a participant in the 1997 Plan shall be transferred from the 1997 Plan to this Plan after giving effect to the adjustment for the Distribution in accordance with Section 6(k) of the 1997 Plan as in effect on the Distribution Date. Such amounts shall be transferred, in the case of an account denominated in cash, to the Cash Account, in the case of a transferred account denominated in Olin Common Stock, to the Olin Stock Account, and in the case of an account denominated in Common Stock to the Common Stock Account.

Shares credited to the Arch Stock Account pursuant to this paragraph 6(i) shall be treated as follows: (i) to the extent such shares represent a dividend on shares of Olin Common Stock credited pursuant to paragraph 6(a)(1) of the 1997 Plan (or shares arising from dividend equivalents thereon), such shares shall be deemed credited pursuant to paragraph 6(a) of the Plan, (ii) to the extent such shares represent a dividend on shares of Olin Common Stock credited pursuant to paragraph 6(b) of the 1997 Plan (or shares arising from dividend equivalents thereon), such shares shall be deemed credited pursuant to paragraph 6(b) of this Plan, and (iii) to the extent such shares represent a dividend on shares of Olin Common Stock credited under paragraph 6(c) of the 1997 Plan (or shares arising from dividend equivalents thereon), such shares shall be deemed credited pursuant to paragraph 6(a)(i) of the Plan. The most recent prior elections and beneficiary designations applicable to the 1997 Plan shall govern this Plan unless changed subsequent to the Distribution Date or inconsistent with this Plan. Approval of the Board shall not be required for any such elections for 1999 but shall be required in accordance with the terms of this Plan for years after 1999.

(j) Olin Stock Account. Except as provided in Section 6(e)(4) with respect to dividends or in Section 8, no additional contributions or additions may be made to a Non-Employee Director’s Olin Stock Account after the Distribution Date.

7. Limitations and Conditions.

(a) Total Number of Shares. The total number of shares of Common Stock that may be issued to Non-employee Directors under the Plan is 150,000 which shall be increased to 450,000 upon approval of the shareholders of the Company at the 2011 Annual Meeting. Such total number of shares may consist, in whole or in part, of authorized but unissued shares. The foregoing number may be increased or decreased by the events set forth in Section 8 below. No fractional shares shall be issued hereunder. In the event a Non-employee Director is entitled to receive a fractional share, such share amount shall be rounded upward to the next whole share amount.

(b) No Additional Rights. Nothing contained herein shall be deemed to create a right in any Non-employee Director to remain a member of the Board, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any cash or shares of Common Stock under the Plan which are not already credited to his or her accounts.

8. Stock Adjustments. In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares or recapitalization or change in capitalization, or any other similar corporate event that affects the shares of Common Stock or Olin Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits intended to be made available under this Plan, then the Committee shall make such adjustments in (i) the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 7(a) and the number of shares and/or Options that may be issued to a

Non-employee Director with respect to any year as set forth in Section 6(a) and the number of shares of Common Stock or Olin Common Stock, as the case may be, held in a Stock Account, (ii) the class of shares that may be issued under the Plan, (iii) the amount and type of payment that may be made in respect of unpaid dividends on shares of Common Stock or Olin Common Stock whose receipt has been deferred pursuant to Section 6(e), and (iv) the exercise price with respect to any award of Options or, if the Committee deems it appropriate, make provision for cash payment to the holder of an outstanding Option, as the Committee shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any of the foregoing adjustments shall be final, conclusive and binding for all purposes of the Plan.

9. Amendment and Termination. This Plan may be amended, suspended or terminated by action of the Board. Except as provided in this Section 9, no termination of the Plan shall adversely affect the rights of any Non-employee Director with respect to any amounts otherwise payable or credited to his or her Compensation Accounts. The Company, by action taken by its Board of Directors, may terminate the deferral portions of the Plan and pay Participants (and Beneficiaries) their Account Balances in a single lump sum at any time, to the extent permitted and in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix).

10. Nonassignability. No right to receive any payments under the Plan or any amounts credited to a Non-employee Director’s Compensation Account shall be assignable or transferable by such Non-employee Director other than by will or the laws of descent and distribution or pursuant to a domestic relations order. The designation of a beneficiary under Section 6(h) by a Non-employee Director does not constitute a transfer.

11. Unsecured Obligation. Benefits payable under this Plan shall be an unsecured obligation of the Company. Nothing herein shall prohibit the establishment of a grantor or rabbi trust with respect to the Plan.

12. Section 16b Compliance. It is the intention of the Company that all transactions under the Plan be exempt from liability imposed by Section 16(b) of the 1934 Act. Therefore, if any transaction under the Plan is found not to be in compliance with an exemption from such Section 16(b), the provision of the Plan governing such transaction shall be deemed amended so that the transaction does so comply and is so exempt, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of an exemption.

13. Credit and Grants. Amounts to be credited or granted hereunder shall be granted or credited on the date specified if such date is a business day; otherwise, on the next succeeding business day.

14. Governing Law. To the extent state law has not been preempted by any law of the United States heretofore or hereafter enacted, this Plan shall be construed under the laws of the Commonwealth of Virginia without giving effect to its conflict of law provisions.

15